EXHIBIT 99.1

S&W Announces Results for the Year Ended June 30, 2014

For Immediate Release
Company Contact: Matthew Szot, Chief Financial Officer S&W Seed Company Phone: (559) 884-2535 www.swseedco.com	Investor Contact: Joe Dorame, Robert Blum, Joe Diaz Lytham Partners, LLC Phone: (602) 889-9700 sanw@lythampartners.com www.lythampartners.com

FIVE POINTS, California - September 29, 2014 - S&W Seed Company (Nasdaq: SANW) today announced financial results for its fourth quarter and fiscal year ended June 30, 2014.

Recent Corporate Developments:

  S&W and Bioceres S.A., a leading agricultural biotechnology company in Latin America, announced plans to create a Joint Venture to sell S&W's elite alfalfa varieties in Argentina directly to local dealers and farmers, and to jointly develop and commercialize biotech-enhanced alfalfa varieties using S&W germ-plasm and Bioceres technology.

  S&W entered into a distribution agreement with one of the largest livestock input companies in Pakistan, the world's third largest milk producer, to supply the market with S&W's elite alfalfa seed varieties.

  S&W contracted approximately 1,000 acres of seed production in Australia for growing the company's highest margin S&W varieties, the production of which was previously limited to higher cost California.

  S&W is preparing patent applications for stevia varieties with improved taste profiles, supported by data from the most recent field trials of the company's stevia breeding program.

Fourth Quarter and Fiscal Year 2014 Highlights:

  Record fourth quarter revenues of $19.6 million compared to $12.7 million in the comparable quarter of fiscal 2013, an increase of 53.8%.

  Record fiscal year 2014 revenues of $51.5 million, compared to $37.3 million during fiscal year 2013, an increase of 38.0%.

  Gross margins improved to 19.4% during fiscal year 2014 compared to adjusted gross margins of 15.9% for the prior fiscal year.

  Adjusted EBITDA increased 141% for the fourth quarter to $1.6 million (see Table A) compared to $682,000 in last year's fourth quarter.

  Adjusted EBITDA for fiscal year 2014 was $3.2 million (see Table A) compared to $1.2 million a year ago, an increase of 167%.

  Net income per basic and diluted share of $0.05 for the fourth quarter of fiscal year 2014 compared a loss of ($0.08) per basic and diluted share in the fourth quarter of the prior year.

  Net income per basic and diluted share of $0.03 for the current year compared to a loss per share of $(0.29) in the prior year.

Quarterly Results

For the fourth fiscal quarter ended June 30, 2014, S&W reported revenues of $19.6 million versus $12.7 million in the comparable period of the prior year. Revenue during the quarter was driven by increases in Northern Africa and the Middle East, offset by decreases in sales to the United States compared to the year ago period.

Gross margins during the fourth quarter were 18.6% compared to adjusted gross margins of 20.4% in last year's fourth quarter (which excluded a $192,000 inventory charge for stevia recorded in the fourth quarter of the prior year). The decrease in gross margins compared to the fourth quarter of the prior year is due largely to the mix of seed sold during the quarter.

Selling, general and administrative expenses ("SG&A") for the fourth quarter totaled $2.0 million compared to $2.7 million for the comparable period of the prior year. The decrease in SG&A expense versus the prior year was primarily due to decreases in the company's non-cash stock-based compensation. Also, included in SG&A last year was $301,000 of acquisition-related expenses. Non-cash stock-based compensation totaled $220,000 in the current quarter versus $685,000 in the comparable period in the prior year.

Net income for the fourth quarter of fiscal 2014 improved to $620,000, or $0.05 per basic and diluted common share, compared to a net loss of $(879,000), or $(0.08) per basic and diluted common share, during the fourth quarter of last year. Excluding the effects of the $192,000 inventory charge for stevia and a $301,000 impact on SG&A due to acquisition-related expenses last year (see adjusted statement of operations), net loss in the fourth quarter of last year would have been $(539,000), or $(0.05) per basic and diluted share.

Adjusted EBITDA, a non-GAAP metric (see Table A), for the fourth quarter of fiscal 2014 improved to $1.6 million compared to $682,000 in the fourth quarter of last fiscal year.

Fiscal Year Results

Revenues for the fiscal year ended June 30, 2014 were $51.5 million, compared to $37.3 million in the previous fiscal year.

Gross margins were 19.4% during fiscal 2014, compared with 15.9% (excluding stevia-related operations in the previous fiscal year).

Net income was $373,000, or $0.03 per basic diluted share, for fiscal 2014, compared to a net loss of $2.5 million, or $(0.29) per basic and diluted share, for fiscal 2013. Excluding the stevia charge and non-recurring acquisition-related expenses, adjusted net loss was $(678,000), or $(0.08) per basic diluted share, for fiscal 2013.

Adjusted EBITDA (see Table A) for fiscal 2014 was $3.2 million, compared with $1.2 million in the prior year.

Outlook
Based upon the evaluation of information currently available to management, the company estimates revenues for the first quarter of fiscal year 2015 ended September 30, 2014 to be approximately $7.5 million. While markets remain dynamic and quarterly variation should be expected, management believes that its recent initiatives, combined with strength in certain markets, will enable the company to reach its goal of approximately10% organic revenue growth in fiscal 2015.

Management Discussion

Mark Grewal, president and chief executive officer of S&W Seed Company, commented, "We are pleased with the accomplishments of the fourth quarter and fiscal year 2014, as revenues and adjusted EBITDA both hit records; however, much work remains to fully profit from the alfalfa seed platform that we are creating at S&W. We are broadening our distribution capabilities in key regions where we have historically lacked a strong presence, and are partnering with leading companies in agricultural biotech to add new traits to our already high yielding varieties. We believe there will not be a `one-size-fits-all-solution' across the globe for the ideal alfalfa seed variety and development method; therefore, our approach is to work with partners to develop a broad spectrum of varieties that will meet customer needs for both classic breeding and biotech. We think our agreements with Monsanto and Bioceres, as well as others to come, will enable us to fill a leadership role in the global alfalfa seed market."

Mr. Grewal continued, "In fiscal 2014, we saw strength in Northern Africa and Mexico, offset by softness in the Middle East as the market continued to sell through higher levels of non-proprietary alfalfa seed inventory that traditionally would have been sold into South America. We did see the beginning stages of improvement in Saudi Arabia in the fourth quarter; however, we are still not back to historical levels. We are targeting our distribution to new geographical areas to address geographical shifts in protein demand. Global production and global markets remain dynamic; however, we believe we are well positioned to capitalize on these shifts."

Matthew Szot, chief financial officer of S&W Seed Company, commented, "While margins were down in Q4 compared to the period a year ago, this was largely due to the mix of sales during the fourth quarter which was anticipated. Our long-term gross margin expansion opportunities remain firmly in place, as seen in our transition of production in Australia to our elite S&W varieties. Additionally, we believe that changes in markets can create opportunities, and we remain committed to looking for acquisitions that can be accretive to our operations both in the near-term, as well as the long run."

Mr. Grewal concluded, "The agricultural marketplace as a whole have been dynamic this past year.  Certain commodities are at dramatically reduced prices and the threat of water shortages continues to persist, while other commodities continue to trade near record levels.  We believe that when the market experiences these type of changes, opportunities present themselves to significantly transform an industry, especially one with as strong a long-term track record as alfalfa.  We believe we have positioned S&W to benefit from the longer-term macro trends in the marketplace, and to also take advantage of some near-term opportunities. With a strong development pipeline of internally developed products in place such as tropical, dormant and biotech, as well as partnered products and enhanced distribution channels, we look forward to being the leading alfalfa seed provider for years to come."

Conference Call

S&W Seed Company has scheduled a conference call for today, Monday, September 29, 2014, at 4:30pm ET (1:30pm PT) to review the results of its most recent quarter. Interested parties can access the conference call by dialing (877) 317-6789 or (412) 317-6789 or can listen via a live Internet webcast, which is available in the Investor Relations section of the Company's website at http://www.swseedco.com/investors. A teleconference replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088, confirmation # 10052736. A webcast replay will be available in the Investor Relations section of the Company's website at http://www.swseedco.com/investors for 30 days.

Non-GAAP Measurements

This press release includes certain financial information which constitutes "non-GAAP financial measures" as defined by the SEC. A full reconciliation of the non-GAAP measures to GAAP can be found in the tables of today's press release. EBITDA and Adjusted EBITDA are supplemental to results presented under accounting principles generally accepted in the United States of America ("GAAP") and may not be comparable to similarly titled measures presented by other companies. These non-GAAP measures are used by management to facilitate period-to-period comparisons and analysis of S&W's operating performance and liquidity. Management believes these non-GAAP measures are useful to investors in trending, analyzing and benchmarking the performance and value of S&W's business. These non-GAAP measures should be considered in addition to, but not as a substitute for, other similar measures reported in accordance with GAAP.

About S&W Seed Company
Founded in 1980, S&W Seed Company is a global agricultural company, headquartered in the Central Valley of California. The company is the largest producer of non-dormant, alfalfa seed varieties in the world, with production operations in the San Joaquin and Imperial Valley's of California, as well as in Southern Australia. The company has worldwide sales and distribution through both a direct sales force as well as dealer-distributors. The company's proprietary varieties are designed to meet the shifting needs of farmers that require high performance in poor and highly saline soil conditions and have been verified over decades of university-sponsored trials. Additionally, the company is utilizing its research and breeding expertise to develop and produce U.S.-based stevia leaf. Stevia is an all-natural, zero calorie sweetener for the food and beverage industry. For more information, please visit www.swseedco.com.

Safe Harbor Statement
This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "may," "future," "plan" or "planned," "will" or "should," "expected," "anticipates," "draft," "eventually" or "projected." You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual results may differ materially from those projected in the forward-looking statements as a result of various factors and other risks identified in the company's Annual Report on Form 10-K for the fiscal year ended June 30, 2014, and in other filings made by the company with the Securities and Exchange Commission.

S&W SEED COMPANY
(A NEVADA CORPORATION)
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended				Years Ended
	June 30,				June 30,
	2014	2013			2014		2013

			Non-GAAP					Non-GAAP
	GAAP	GAAP	Adjustments	Adjusted	GAAP		GAAP	Adjustments	Adjusted

Revenue	$19,564,135	$12,723,905		$12,723,905	$51,533,643		$37,338,258	-	$37,338,258

Cost of revenue	15,925,669	10,323,048	(192,914)	10,130,134	41,561,736		33,743,221	(2,333,123)	31,410,098

Gross profit	3,638,466	2,400,857	192,914	2,593,771	9,971,907		3,595,037	2,333,123	5,928,160
	18.6%	18.9%		20.4%	19.4%		9.6%		15.9%
Operating expenses
Selling, general and administrative expenses	2,026,625	2,666,835	(300,881)	2,365,954	6,815,576		5,762,838	(486,166)	5,276,672
Research and development expenses	194,633	230,570		230,570	840,578		505,872		505,872
Depreciation and amortization	318,571	320,023		320,023	1,265,739		694,595		694,595

Total operating expenses	2,539,829	3,217,428	(300,881)	2,916,547	8,921,893		6,963,305	(486,166)	6,477,139

Income (loss) from operations	1,098,637	(816,571)	493,795	(322,776)	1,050,014		(3,368,268)	2,819,289	(548,979)

Other expense
Gain on disposal of fixed assets	(5,024)	-	-	-	(11,921)	-	-	-	-
Foreign currency (gain) loss	(10,158)	263,973	-	263,973	(51,571)		263,973	-	263,973
Interest expense, net	223,913	196,008	-	196,008	653,290		226,909	-	226,909

Income (loss) before income tax expense (benefit)	889,906	(1,276,552)		(782,757)	460,216		(3,859,150)		(1,039,861)
Income tax expense (benefit)	269,553	(397,534)	153,774	(243,760)	87,116		(1,343,123)	981,214	(361,909)
Net income (loss)	$620,353	$(879,018)	340,021	$(538,997)	$373,100		$(2,516,027)	1,838,075	$(677,952)

Net income (loss) per common share:
Basic	$0.05	$(0.08)		$(0.05)	$0.03		$(0.29)		$(0.08)
Diluted	$0.05	$(0.08)		$(0.05)	$0.03		$(0.29)		$(0.08)

Weighted average number of common shares outstanding:
Basic	11,606,103	11,405,120		11,405,120	11,572,406		8,770,975		8,770,975
Diluted	11,740,919	11,405,120		11,405,120	11,733,621		8,770,975		8,770,975

Table A

S&W SEED COMPANY
(A NEVADA CORPORATION)
ITEMIZED RECONCILIATION BETWEEN NET INCOME (LOSS) AND NON-GAAP ADJUSTED EBITDA

	Three Months Ended				Years Ended
	June 30,				June 30,
	2014	2013			2014	2013

			Non-GAAP				Non-GAAP
	GAAP	GAAP	Adjustments	Adjusted	GAAP	GAAP	Adjustments	Adjusted

Net income (loss)	$620,353	$(879,018)	$340,021	$(538,997)	$373,100	$(2,516,027)	$1,838,075	$(677,952)

Depreciation and amortization	318,571	320,023		320,023	1,265,739	694,595		694,595

Non-cash stock based compensation	220,108	685,083		685,083	872,711	1,053,895		1,053,895

Foreign currency (gain) loss	(10,158)	263,973		263,973	(51,571)	263,973		263,973

Interest expense, net	223,913	196,008		196,008	653,290	226,909		226,909

Income tax expense (benefit)	269,553	(397,534)	153,774	(243,760)	87,116	(1,343,123)	981,214	(361,909)

Non-GAAP Adjusted EBITDA	$1,642,340	$188,535		$682,330	$3,200,385	$(1,619,778)		$1,199,511

S&W SEED COMPANY
(A NEVADA CORPORATION)
CONSOLIDATED BALANCE SHEETS

	June 30,	June 30,
	2014	2013
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$1,167,503	$11,781,074
Accounts receivable, net	24,255,596	12,700,106
Inventories, net	28,485,584	25,822,467
Prepaid expenses and other current assets	230,907	509,037
Deferred tax asset	1,300,665	954,874
TOTAL CURRENT ASSETS	55,440,255	51,767,558

Property, plant and equipment, net	10,356,809	10,239,435
Goodwill	4,939,462	4,832,050
Other intangibles, net	14,590,771	15,240,835
Crop production costs, net	1,952,100	1,582,599
Deferred tax asset - long term	1,666,488	1,920,742
Other asset - long term	354,524	-
TOTAL ASSETS	$89,300,409	$85,583,219

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$15,026,669	$19,512,235
Accounts payable - related parties	1,053,874	893,929
Accrued expenses and other current liabilities	818,730	1,662,642
Working capital lines of credit	15,888,640	6,755,998
Foreign exchange contract liability	-	663,043
Current portion of long-term debt	267,764	746,788
TOTAL CURRENT LIABILITIES	33,055,677	30,234,635

Non-compete payment obligation, less current portion	150,000	200,000
Other non-current liabilities	21,108	122,881
Deferred tax liability - non-current	106,758	299,682
Long-term debt, net	4,452,631	4,668,958

TOTAL LIABILITIES	37,786,174	35,526,156

STOCKHOLDERS' EQUITY
Preferred stock, $0.001 par value; 5,000,000 shares authorized;
no shares issued and outstanding	-	-
Common stock, $0.001 par value; 50,000,000 shares authorized;
11,665,093 issued and 11,640,093 outstanding at June 30, 2014;
11,584,101 issued and outstanding at June 30, 2013	11,666	11,585
Treasury stock, at cost, 25,000 shares at June 30, 2014 and no shares at June 30, 2013	(134,196)	-
Additional paid-in capital	55,121,876	54,338,758
Retained earnings (deficit)	(1,816,344)	(2,189,444)
Accumulated other comprehensive loss	(1,668,767)	(2,103,836)
TOTAL STOCKHOLDERS' EQUITY	51,514,235	50,057,063
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$89,300,409	$85,583,219

S&W SEED COMPANY
(A NEVADA CORPORATION)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended
	June 30,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$373,100	$(2,516,027)
Adjustments to reconcile net income (loss) from operating activities to net cash used in operating activities
Stock-based compensation	872,711	1,053,895
Change in allowance for doubtful accounts	49,687	22,869
Depreciation and amortization	1,265,739	694,595
Stevia crop loss charge	-	2,333,123
Gain on disposal of fixed assets	(11,921)	-
Change in foreign exchange contracts	(666,310)	778,478
Amortization of debt discount	51,438	12,686
Changes in:
Accounts receivable	(11,301,001)	(5,582,324)
Inventories	(2,135,746)	(3,548,868)
Prepaid expenses and other current assets	273,415	(354,685)
Crop production costs	(369,501)	(484,307)
Deferred tax asset	(512,971)	(1,663,149)
Accounts payable	(4,890,482)	2,583,242
Accounts payable - related parties	150,393	592,343
Accrued expenses and other current liabilities	(912,671)	1,101,243
Other non-current liabilities	(102,918)	(1,705)
Net cash used in operating activities	(17,867,038)	(4,978,591)

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant and equipment	(434,416)	(7,738,876)
Proceeds from disposal of fixed assets	24,832	-
Acquisition of business	-	(8,000,000)
Acquisition of germ plasm	-	(57,500)
Investment in Bioceres	(354,525)	-
Net cash used in investing activities	(764,109)	(15,796,376)

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from sale of common stock in equity offerings	-	12,876,224
Net proceeds from warrant exercises	213,676	9,579,888
Redemption of unexercised warrants	-	(6,765)
Common stock repurchased	(134,196)	-
Taxes paid related to net share settlements of stock-based compensation awards	(303,188)	-
Borrowings and repayments on lines of credit, net	8,914,888	(513,344)
Borrowings of long-term debt	-	2,625,000
Repayments of long-term debt	(746,789)	(91,949)
Net cash provided by financing activities	7,944,391	24,469,054

EFFECT OF EXCHANGE RATE CHANGES ON CASH	73,185	(148,508)

NET INCREASE (DECREASE) IN CASH	(10,613,571)	3,545,579

CASH AND CASH EQUIVALENTS, beginning of the period	11,781,074	8,235,495

CASH AND CASH EQUIVALENTS, end of period	$1,167,503	$11,781,074